Exhibit 99.1

PRESS RELEASE

MEDecision Carl Smith (610) 540-0202 Carl.Smith@MEDecision.com	The Ruth Group Stephanie Carrington / Denise Roche (646) 536-7017 / 7008 scarrington@theruthgroup.com droche@theruthgroup.com

MEDecision Reports First Quarter 2007 Financial Results

WAYNE, PA — April 25, 2007 — MEDecision, Inc. (NASDAQ: MEDE), a provider of software, services and clinical content to healthcare payers, today announced financial results for the first quarter ended March 31, 2007.

Total revenue for the first quarter of 2007 was $9.8 million, an 11% increase compared to $8.8 million for the first quarter of 2006.  The revenue by category for the first quarter of 2007 as compared to the first quarter of 2006 was as follows: Subscription, maintenance and transaction fees of $5.7 million, an increase of $0.4 million compared to $5.3 million in the first quarter of 2006; Term license revenue of $1.6 million, an increase of $1.2 million compared to $0.4 million in the first quarter of 2006; and Professional services revenue of $2.5 million, a decrease of $0.6 million compared to $3.1 million in the first quarter of 2006.

Gross margin for the first quarter of 2007 was $5.4 million with gross margin as a percentage of revenue of 54.7%, compared to gross margin of $5.3 million with gross margin as a percentage of revenue of 59.7% in the first quarter of 2006.  The decline in gross margin as a percentage of revenue was primarily attributable to lower volume of Professional services revenue in the first quarter of 2007 compared to the first quarter of 2006.   Gross margins for Subscription, maintenance and transaction fees declined to 59% in the first quarter of 2007 compared to 68% in the first quarter of 2006, as a result of personnel increases in solutions support operations, solutions hosting and ASP operations to support an increased customer base and expected increase in ASP activity; and the creation in 2007 of the Center for Collaborative Health to focus on provider adoption of the Patient Clinical Summary (PCS). The decline in overall gross margins was partially offset by an increase in gross margins for Term license revenue.

Operating expenses for the first quarter of 2007 were $7.9 million, compared to $6.2 million for the first quarter of 2006.  The year-over-year variance in operating expenses was primarily attributable to an increase in general and administrative expenses in 2007 and secondarily to an increase in planned product development expenditures.  The increase in general and administrative costs in the first quarter of 2007 compared to the first quarter of 2006 was attributable to: (1) expansion of leased office space; (2) increased depreciation expense relating to additional leasehold improvements and office furniture and equipment for the expanded facilities; (3) increased non-cash FAS 123R stock compensation expense; and (4) increased insurance expense, professional services fees and costs for additional financial staff associated with being a public company.  General and administrative expense in the first quarter of 2007 was $3.9 million, compared to $2.5 million in the first quarter of 2006.  General and administrative expenses represented the complete, unallocated costs and expenses of managing and supporting the Company’s entire operations.  No general and administrative expenses were allocated to department operations or business units.

The operating loss for the first quarter of 2007 was $2.5 million, compared to operating loss of $1.0 million in the first quarter of 2006.

For the three months ended March 31, 2007, the Company reported a net loss available to common shareholders of $2.5 million, or $0.16 per basic and diluted share based on weighted average shares outstanding of 15.2 million shares. Net loss available to common shareholders for the three months ended March 31, 2006 was $1.0 million, or $0.31 per basic and diluted share based on 3.3 million weighted average shares outstanding.

MEDecision founder and chief executive officer David St.Clair said, “Our first quarter results were within the projected range we provided on our last investor conference call. While we are pleased with our results for the quarter, we are aware that it is merely the first step in our long-term goal of delivering value to our shareholders.

“In the first quarter, we continued to build our sales pipeline and execute on our plan to drive adoption of the Patient Clinical Summary, a key component of our growth strategy. We have recently signed an agreement with UnitedHealthcare Services, a UnitedHealth Group company, one of the country’s largest health benefits providers, for a pilot program that will rollout the PCS to a select few facilities in the UHC network.  This is a major win for MEDecision, which brings the number of covered lives to 13 million and further demonstrates the traction we are achieving in the market. We look forward to expanding our relationship with UnitedHealthcare Services and further penetrating the market so that we can bring the many benefits of the PCS to payers, providers and patients nationwide.”

Guidance

The Company is adjusting its 2007 guidance for total revenue of between $52 million and $55 million. Based on the low end of the range, the Company anticipates that operating loss for the full year 2007 will be approximately $2.5 million to $3.5 million, including an estimate for FAS 123R stock compensation expense for the full year of $1.5 million.  The change in guidance is primarily attributable to a delay in the PCS rollout in Texas.

The Company expects total revenue for the second quarter to be between $10.7 million and $11.5 million.  The revenue guidance by category for the second quarter of 2007 is as follows: Subscription, maintenance and transaction fees of $5.9 million; Term license revenue of $1.5 million; and Professional services revenue of $3.3 million.  The range in the overall revenue guidance represents the potential upside of our term license business, based on the growth of the pipeline. If the Company were to meet the $10.7 million guidance level for the second quarter of 2007, the Company would expect to record a net loss in the second quarter of between $2.5 million and $3.0 million.

The Company’s weighted average shares outstanding for the second quarter of 2007 and for the full year 2007 are expected to be approximately 15.2 million shares, subject to adjustments for issuance of common stock during the respective periods.

The Company’s 2007 guidance includes non-cash stock compensation expense estimated at $1.5 million for the year and is based upon the current level of stock options outstanding. Actual stock compensation expense will be determined by the amount of new stock option awards granted during 2007 as well as the market price of the Company’s stock and other variables at the date of grant.  The assumptions underlying the calculation to forecast stock compensation expense, most notably stock price volatility, do not allow the Company to forecast such expense within reasonable ranges.

Conference Call

MEDecision will host a Web cast and conference call at 9:00 am ET on April 25, 2007 to discuss the first quarter 2007 results.  A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-4018 for domestic callers and (201) 689-8471 for international callers.

A recording of the conference call will remain available on MEDecision’s Web site through May 9, 2007.  A telephonic replay of the call will be available until May 2, 2007.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 3055 and conference ID number 239406.

About MEDecision

Founded in 1988, MEDecision provides healthcare payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ healthcare. A provider of

Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information on MEDecision, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report Form 10K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. All other names, brands or products may be trademarks or registered trademarks of their respective owners.

MEDecision, Inc.
Consolidated Statements of Operations
(in thousands except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Revenue
Subscription, maintenance & transaction fees	$5,711	$5,308
Term license revenue	1,567	415
Professional services	2,539	3,103
	9,817	8,826
Costs of revenue
Subscription, maintenance & transaction fees	2,365	1,722
Term license revenue	601	212
Professional services	1,478	1,621
	4,444	3,555
Gross margin
Subscription, maintenance & transaction fees	3,346	3,586
Term license revenue	966	203
Professional services	1,061	1,482
	5,373	5,271

Operating expenses
Sales and marketing	2,241	2,205
Research and development	1,728	1,561
General and administrative	3,949	2,475
Total operating expenses	7,918	6,241

Loss from operations	(2,545)	(970)

Gain on change in fair value of redeemable convertible preferred stock conversion options	—	285
Interest, net	44	(60)
Loss before benefit for income taxes	(2,501)	(745)

Benefit for income taxes	—	416

Net loss	(2,501)	(329)

Accretion of convertible preferred shares and redeemable convertible preferred shares	—	(684)

Loss available to common shareholders	$(2,501)	$(1,013)

Loss available to common shareholders, basic and diluted	$(0.16)	$(0.31)

Weighted average shares used to compute loss available to common shareholders per common share, basic and diluted	15,183	3,275

MEDecision, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)

Assets
Current assets
Cash and cash equivalents	$14,866	$17,408
Accounts receivable, net of allowance for doubtful accounts of $48 and $52, respectively	8,675	9,975
Prepaid expenses	1,403	1,085
Other current assets	143	116
Total current assets	25,087	28,584

Property and equipment
Computer equipment and software	7,626	7,384
Leasehold improvements	3,351	3,324
Office equipment and furniture	1,899	1,887
	12,876	12,595
Less accumulated depreciation and amortization	(4,782)	(4,116)
Net property and equipment	8,094	8,479

Capitalized software, net of accumulated amortization of $7,193 and $6,909, respectively	4,432	3,857
Other assets	455	460
Total assets	$38,068	$41,380
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of capital lease obligations	$1,742	$1,773
Note payable and current portion of long-term note payable	260	388
Accounts payable	2,352	2,554
Accrued payroll and related costs	884	1,111
Other accrued expenses	1,645	1,799
Deferred license and maintenance revenue	7,061	7,482
Deferred professional services revenue	2,571	2,180
Total current liabilities	16,515	17,287

Long-term liabilities
Capital lease obligations	2,140	2,557
Deferred rent	2,412	2,380
Deferred license and maintenance revenue, net of current	565	691
Total long-term liabilities	5,117	5,628

Commitments and contingencies	—	—

Stockholders’ equity
Common stock	104,571	104,099
Accumulated deficit	(88,135)	(85,634)
Total stockholders’ equity	16,436	18,465
Total liabilities and stockholders’ equity	$38,068	$41,380

MEDecision, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Cash flows from operating activities
Net loss	$(2,501)	$(329)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	666	446
Gain on change in fair value of redeemable convertible preferred stock conversion options	—	(285)
Amortization of capitalized software	284	77
Stock compensation expense	212	108
Amortization of deferred financing cost	23	5
Recovery of doubtful accounts	(4)	(27)
Deferred income tax benefit	—	(416)
Decrease (increase) in assets:
Accounts receivable	1,304	3,398
Prepaid expenses and other assets	(363)	(1,155)
Increase (decrease) in liabilities:
Accounts payable	(202)	104
Accrued payroll and related costs	(227)	(69)
Other accrued expenses	(123)	(536)
Deferred revenue	(155)	1,610
Net cash (used in) provided by operating activities	(1,086)	2,931

Cash flows from investing activities
Capitalized software	(859)	(350)
Purchase of property and equipment	(281)	(129)
Net cash used in investing activities	(1,140)	(479)

Cash flows from financing activities
Proceeds from exercise of common stock options	260	—
Repayment of capital lease obligations	(448)	(262)
Repayment of insurance note payable	(103)	—
Repayment on equipment note payable, bank	(25)	(25)
Net cash used in financing activities	(316)	(287)

Net (decrease) increase in cash and cash equivalents	(2,542)	2,165
Cash and cash equivalents, beginning of period	17,408	2,447
Cash and cash equivalents, end of period	$14,866	$4,612

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$133	$55

Supplemental disclosures of noncash investing and financing activities:
Property and equipment acquired under capital leases	$—	$426